MARINEMAX EXPANDS FINANCING CAPACITY
~ Increases Its Borrowing Facility to $235 Million ~

CLEARWATER, FL – September 3, 2014 – MarineMax, Inc. (NYSE:HZO), the nation’s largest recreational boat retailer, announced today that it has expanded its financing facility to provide for borrowings of up to $235 million.

The expanded facility has a three-year term, expiring in August 2017, and it has two, one-year options to renew, subject to lender approval. Borrowings under the facility are secured primarily by the Company’s inventory that is financed through the facility and related accounts receivable. The Company’s real estate is not pledged. The facility is led by GE Capital Commercial Distribution Finance and also includes M&T Bank and Bank of the West. The facility contemplates that other lenders may be added by the Company to finance other inventory not financed under this facility, if needed.

Michael H. McLamb, Executive Vice President, Chief Financial Officer and Secretary of MarineMax, Inc. stated, “We are adding borrowing capacity as a prudent measure in anticipation for the continued recovery of our industry and expected strong demand for new models from certain key manufacturers. The increased financial flexibility and liquidity will allow us to capitalize on additional growth opportunities as they emerge.”

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Cabo, Hatteras, Azimut Yachts, Grady-White, Harris FloteBote, Crest, Scout, Sailfish, Scarab Jet Boats, Aquila, Ocean Alexander, Nautique and Malibu, MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax currently has 55 retail locations in Alabama, Arizona, California, Connecticut, Florida, Georgia, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, Tennessee, and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

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Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the facility’s term and options to renew; the potential addition of lenders to the facility; the Company’s belief that the marine industry is recovering and such recovery will continue; the Company’s belief that new models from certain manufacturers will be in demand; the Company’s belief that facility will provide increased financial flexibility and liquidity; and the Company’s belief that growth opportunities will emerge, and that the increased financial flexibility and liquidity will allow the Company to capitalize on these opportunities. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the Company’s ability to manage inventory and expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company’s manufacturing partners, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, the lenders’ ability to provide the agreed upon financing and numerous other factors identified in the Company’s Form 10-K, subsequent Reports on Form 8-K and 10-Q and other filings with the Securities and Exchange Commission.

CONTACTS:	Michael H. McLamb Chief Financial Officer Abbey Heimensen Public Relations MarineMax, Inc. 727/531-1700	Brad Cohen ICR, Inc. 203/682.8211 bcohen@icrinc.com

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